UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)



                                  FOSSIL, INC.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    349882100
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No.349882100                 Schedule 13G                Page 2 of 5 Pages


1        NAME OF REPORTING PERSON                             KOSTA N. KARTSOTIS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    United States of America

                   5      SOLE VOTING POWER                   3,060,857

    NUMBER OF

      SHARES
                   6      SHARED VOTING POWER                 0
   BENEFICIALLY

     OWNED BY
                   7      SOLE DISPOSITIVE POWER              3,060,857
       EACH

    REPORTING
                   8      SHARED DISPOSITIVE POWER            0
   PERSON WITH


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,060,857

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    14.4%(1)

12       TYPE OF REPORTING PERSON*

                                    IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

(1)  Based on 21,185,344 shares issued and outstanding as of December 31, 1998.

CUSIP No.349882100                 Schedule 13G                Page 3 of 5 Pages

Item 1.

         (a)      Name of Issuer:
                  --------------

                  Fossil, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  2280 N. Greenville
                  Richardson, Texas 75082

Item 2.

         (a)      Name of Person Filing:
                  ---------------------

                  Kosta N. Kartsotis

         (b) Address of Principal Business Office or, if none, Residence:
             -----------------------------------------------------------

                  2280 N. Greenville
                  Richardson, Texas 75082

         (c)      Citizenship:
                  -----------

                  United States of America

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $.01 par value

         (e)      CUSIP No.:
                  ---------

                  349882100

Item 3.           Not Applicable.

Item 4.           Ownership.
                  ---------

         The following information relates to the reporting person's ownership of Common Stock, $.01 par value, of the issuer as of December 31, 1998.

         (a)      Amount Beneficially Owned:
                  -------------------------

                  3,060,857

CUSIP No.349882100                    Schedule 13G             Page 4 of 5 Pages

         (b)      Percent of Class:
                  ----------------

                  14.4%(1)

         (c)      Number of Shares as to Which Such Person Has:
                  --------------------------------------------

                         (i)        Sole power to vote or to direct the vote:

                                    3,060,857

                        (ii)        shared power to vote or to direct the vote:

                                    0

                       (iii) sole power to dispose or to direct the disposition of:

                                    3,060,857

                        (iv) shared power to dispose or to direct the disposition of;

                                    0

Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                           If this  statement  is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  ------

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company.
                  -------

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                  Not Applicable.

------------------
(1)   Based on 21,185,344 shares issued and outstanding as of December 31, 1998.

CUSIP No.349882100                   Schedule 13G              Page 5 of 5 Pages


Item 10.          Certification.
                  -------------

                  Not Applicable.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 1999

                                   KOSTA N. KARTSOTIS


                                   By:      /s/ Kosta N. Kartsotis
                                           -------------------------------------
                                           Kosta N. Kartsotis, President and
                                           Chief Operating Officer of the Issuer